Exhibit 10.10

Business Cooperation Agreement

This Business Cooperation Agreement (this “Agreement”) is made and entered into by and between the following parties on December 2, 2021, in Shanghai, the People’s Republic of China (“China” or the “PRC”, only for the purpose of this Agreement, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan).

Party A:	Pangaea Data Tech (Shanghai) Co., Ltd (盘古大陆数据科技（上海）有限公司)

Address:	47th Floor, Hong Kong New World Plaza, No. 300 Middle Huaihai Road, Huangpu District, Shanghai, China

Party B:	Tim Hortons (China) Holdings Co., Ltd. (天好（中国）投资有限公司)

Address:	Room 02, 25th Floor, No. 227 Huangpi North Road, Huangpu District, Shanghai, China

In this Agreement, each of Party A and Party B shall be hereinafter referred to as a “Party” individually, and as the “Parties” collectively.

WHEREAS,

A.	Party A is a limited liability company incorporated in China, whose principal business is providing the management and maintenance services for the data generated in the PRC (the “Principal Business”);

B.	Party B is a wholly foreign-owned enterprise incorporated in China, running the Tim Hortons brand in the PRC; and

C.	Party A is willing to provide Party B as well as its affiliates with certain data maintenance and management services on a non-exclusive basis during the term of this Agreement, and Party B is willing to subscribe for and accept such services provided by Party A according to the terms and conditions set forth herein.

Now, therefore, through mutual discussion, the Parties have reached the following agreements:

1.	Services

1.1	The Parties hereby agree that Party A shall provide Party B with the following data maintenance and management services, technical support, and consulting services (collectively, the “Services”) during the term of this Agreement, in support of the operation of Party B’s customer loyalty program implemented in the PRC (as amended, “TH China Data Operations”), in accordance with the terms and conditions of this Agreement:

(1)	assuming Party B’s and /or its affiliates’ rights and obligations under their existing customer data contracts, online terms of use, online privacy policies, and other terms and conditions with or for Party B’s and its affiliates’ customers in the PRC (“TH China Customers”) in connection with TH China Data Operations after the date hereof, upon the effective transfer of such rights and obligation to Party A pursuant to applicable PRC laws and regulations;

(2)	collecting and processing personal data (including membership data) from TH China Customers in connection with TH China Data Operations in accordance with applicable PRC laws and regulations on data privacy;

(3)	instituting any required customer data contracts, online terms of use, online privacy policies, and other terms and conditions with or for TH China Customers in connection with TH China Data Operations;

(4)	using reasonable effort to maintain procedures designed to protect the confidentiality of such personal data of TH China Customers in compliance with applicable PRC laws and regulations, including but not limited to by obtaining and maintaining throughout the term of this Agreement the Graded Protection Level 3 qualification;

(5)	storing the collected personal data of TH China Customers in the PRC pursuant to the applicable PRC laws and regulations;

(6)	assisting Party B in collecting and researching market information relating to TH China Data Operations;

(7)	responding in a timely manner to enquiries from TH China Customers, Party B and governmental authorities concerning processing or protection of personal data of TH China Customers, or cooperating with Party B to the extent Party B elects to directly respond to any such enquiries;

(8)	designing, installing, and undertaking daily management, maintenance and updating of related network systems used for the collection and processing of personal data of TH China Customers, and maintaining in effect a service contract and account with Tencent Cloud or a similar service provider that is reasonably acceptable to Party B (the “Cloud Service Provider”);

(9)	providing technical support and training for employees of Party B for the purpose of carrying out this Agreement;

(10)	engaging and providing professionals to support the Services, including, without limitation, dealing with the Cloud Service Provider and addressing technical issues encountered in the collection and processing of personal data of TH China Customers in connection with TH China Data Operations; and

(11)	to the extent permitted under PRC laws and regulations, other related services reasonably requested by Party B in connection with TH China Data Operations from time to time.

1.2	Notwithstanding anything to the contrary herein, Party A shall use TH China Data (as defined below) and other confidential information of Party B for the sole purpose of performing the Services pursuant to this Agreement. Without limiting the generality of the foregoing, Party A shall not use any TH China Data or any other confidential information of Party B in the provision of services to any third party.

1.3	To the extent permitted by applicable PRC laws and regulations, Party A shall have the right to subcontract to any third party the performance of all or any part of the Services. Party A shall use reasonable efforts to require its subcontractors to comply with applicable terms and conditions of this Agreement, including, without limitation, storing all TH China Data in the PRC pursuant to applicable PRC laws and regulations, and using all TH China Data for the sole purpose of performing the Services pursuant to this Agreement. Party A shall remain responsible for the performance of any Services by its subcontractors pursuant to this Agreement.

1.4	Notwithstanding anything to the contrary herein, the Services do not include, and Party A shall not be obligated to perform, any services or activities that are not in compliance with applicable PRC laws and regulations.

2.	Data Assignment and Transfer

2.1	Party B hereby assigns, conveys and transfers and shall cause its affiliates to assign, convey and transfer, to Party A, without additional consideration, all rights, title and interests in and to all personal data of TH China Customers used or held for use in TH China Data Operations, whether collected through customer registration with the WeChat mini program, Ele.me, Alipay, Meituan, or Dianping.com or otherwise, prior to the date of this Agreement or during the term of this Agreement (if any), together with all intellectual property in and to such data, and all tangible embodiments of such data in any form and in any media and all records and documentation relating thereto, as well as copies of any of the foregoing (collectively, “TH China Personal Data”), together with all other TH China Data (as defined below).

2.2	Party B will deliver and transfer to Party A all copies (including but not limited to digital copies) of all TH China Personal Data existing as of the date of this Agreement as soon as reasonably practicable, in any event within 60 days from the execution date of this Agreement, by transferring to Party A, among others, the possession and control of the applicable account holding such data in the format and manner reasonably requested by Party A. To the extent permitted by applicable PRC laws and regulations, and commercially practicable, Party A shall be the direct recipient of all TH China Personal Data after the date of this Agreement. To the extent any such TH China Personal Data is received by Party B or its affiliates incidentally after the date hereof, Party B shall within one (1) business day, or otherwise as reasonably practicable, deliver and transfer all copies (including but not limited to digital copies) of all such TH China Personal Data to Party A in the format and manner reasonably requested by Party A. Upon the delivery and transfer of such TH China Personal Data to Party A, Party B shall, and shall cause its affiliates to, delete any such data in its and their possession.

2.3	Neither Party B nor its affiliates shall possess any copy of TH China Personal Data or any aggregated, processed or other data arising from Party A’s performance of the Services under this Agreement (TH China Personal Data and such data, together with all intellectual property therein and thereto, collectively, “TH China Data”) during the term of the Agreement. For clarification, and notwithstanding the above, Party B and its affiliates may access TH China Data pursuant to Party A’s provision of the Services under this Agreement, and then only on an aggregated or de-identified basis and solely for purposes of TH China Data Operations during the term of this Agreement in accordance with Section 4.

2.4	To the extent required by applicable PRC laws and regulations, each of Party A and Party B shall include on its online platforms notices to TH China Customers of the transfer of the TH China Personal Data from Party B to Party A, which shall be substantially in the form set forth on Exhibit A.

3.	Covenants and Undertakings

3.1	Party B shall, and shall cause its affiliates to, provide Party A with all support, assistance and cooperation necessary for, or reasonably requested by Party A in connection with, the performance of the Services, including, without limitation:

(1)	taking all actions necessary to effectuate the transfer of the TH China Personal Data and the transfer of collection of the TH China Personal Data in accordance with Section 2 and in compliance with applicable PRC laws and regulations;

(2)	appointing a Party B employee to serve as the primary contact with respect to this Agreement and who will have the authority to act on behalf of Party B with respect to matters pertaining to this Agreement;

(3)	providing Party A with access to Party B’s premises, systems, platforms and networks in connection with TH China Data Operations;

(4)	making personnel of Party B and its affiliates available to Party A; and

(5)	responding promptly to any Party A request to provide information, approvals, authorizations, direction or decisions relating to TH China Data Operations.

3.2	Party A hereby agrees and undertakes to Party B that, during the term of this Agreement and twelve (12) months thereafter, Party A shall not, and shall cause its affiliates not to, directly or indirectly: (i) provide any services with or without consideration, to a Competitor (as defined below); (ii) form or engage in any business that competes with the business of Party B or any of its affiliates; or (iii) invest in in any Competitor. For the purpose of this Agreement, “Competitor” means any person which engages in a business that competes with Party B or any of its affiliates as reasonably determined in good faith by Party A, which shall include without limitation each of the legal entities operating under the following brands: (a) Yum! China, (b) McDonald’s, (c) Starbucks, (d) Luckin, (e) Costa Coffee, (f) Coffee Bean & Tea Leaf, (g) Coffee Box, (h) COFFii & JOY, (i) Dunkin’ Donuts, (j) Krispy Kreme, (k) J.CO Donuts & Coffee, (l) Manner Coffee, (m) Pacific Coffee, (n) Paris Baguette, (o) UBC Café, (p) Wagas; and (q) Zoo Coffee.

4.	TH China Data License

4.1	Party A hereby grants to Party B a non-exclusive, non-assignable, non-sublicensable (except as provided in Section 4.2), fully paid-up, royalty-free license to access, use, reproduce, modify, and prepare derivative works based upon, the TH China Data solely on an aggregated or de-identified basis, and solely for purposes of TH China Data Operations in the PRC during the term of the Agreement.

4.2	Party B may sublicense any rights granted under Section 4.1 to any of its affiliates or contractors solely for purposes of the TH China Operations. Party B shall cause each sublicensee to comply with the terms and conditions of this Agreement. Party B shall, and shall cause each sublicensee to, store all TH China Data licensed under this Section 4 in the PRC pursuant to applicable PRC laws and regulations.

5.	Payment of the Service Fees

5.1	In consideration for the Services provided by Party A hereunder, Party B shall pay a service fee to Party A on annual basis (or at any time agreed by the Parties). The service fees for each year (or for any other period agreed by the Parties) shall consist of a fixed management fee (the “Management Fees”) and a services fee (the “Services Fees,” together with the Management Fees, collectively, the “Fees”) charged for the Services provided which shall be reasonably determined by Party A based on the following factors:

(1)	complexity and difficulty of the Services provided by Party A;

(2)	seniority of and time consumed by the employees of Party A providing the Services;

(3)	specific contents, scope and value of the Services provided by Party A; and

(4)	market price of the services similar to the Services.

5.2	Party A may provide separate confirmation letter and/or invoice to Party B to indicate the amount of the Fees due for the relevant service period of the Services.

5.3	Party B shall be entitled to deduct and withhold from amounts payable to Party A under this Agreement any taxes that are required to be deducted or withheld under applicable laws and regulations (the “Withholding Taxes”) and shall pay to Party A the remaining net amount after performing such deduction or withholding. The Party B shall timely remit, and provide Party A with evidence that Party B have remitted, any Withholding Taxes to the appropriate taxing authority. Any Withholding Taxes Party B remits to the taxing authority shall be treated for all purposes under this Agreement as having been paid to Party A and Party B shall not reimburse Party A for any such Withholding Taxes. If the Party A provides Party B with valid documentation evidencing qualification for a lower rate of the Withholding Taxes to be applied in respect of any amounts payable hereunder, Party B shall apply such lower rate in respect of such amounts. For the avoidance of doubt, each Party shall be responsible for its own respective income taxes or taxes based on gross revenues or gross receipts incurred in connection with the arrangements contemplated by this Agreement.

6.	Intellectual Property Rights and Confidentiality

6.1	To the extent permitted by applicable PRC laws and regulations, Party B shall have sole and exclusive ownership of all rights, title and interests in any and all intellectual property arising out of or created or developed during the performance of this Agreement by the Parties, including but not limited to copyrights, patents, patent applications, software, technical secrets, and trade secrets, excluding any TH China Data (such intellectual property (excluding TH China Data), “Developed IP”). Party A hereby assigns, conveys and transfers to Party B, without additional consideration, all of its rights, title and interests in and to the Developed IP.

6.2	Party B hereby grants Party A a non-exclusive, non-assignable, non-sublicensable (except as provided in this Section 6.2), fully paid-up, royalty-free, license to use, and if applicable, to access, reproduce, modify, and create derivative works based upon, any Developed IP and other Party B IP solely for purposes of performing the Services during the term of this Agreement. Party A may sublicense any rights granted under this Section 6.2 to any of its affiliates and subcontractors solely for purposes of performing the Services. “Party B IP” means (i) the trademarks, service marks, logos, domain names, social media handles, and other indicators of source or affiliation listed on Exhibit B (collectively, “Party B Marks”), and (ii) any other intellectual property owned or licensed (and sublicensable) by Party B or its affiliates and related to the Services. Party A’s use of the Party B Marks shall be in accordance with Party B’s then current quality control, usage and other guidelines, each of which as Party B may be updated and provided to Party A in writing from time to time. All uses of the Party B Marks, and all goodwill associated therewith, shall inure solely to the benefit of Party B.

6.3	The Parties acknowledge and agree that (i) the terms of this Agreement are regarded as confidential information of each Party, (ii) the TH China Data shall be regarded as the confidential information of Party B, and (iii) any oral or written information exchanged between the Parties in connection with the preparation and performance of this Agreement are regarded as confidential information of the disclosing Party. For the purpose of this Agreement, the confidential information includes, without limitation, all confidential and proprietary information of each Party or any of its affiliates, including, but without limitation, the marketing and business information, marketing strategy, any personal data or transaction data of all users / fans / followers of Tim Hortons brand or the loyalty membership data, and all other information obtained by either Party through the business cooperation or the performance or receipt of Services contemplated under this Agreement.

6.4

Each Party shall maintain confidentiality of all confidential information of the other Party during the term of this Agreement and following the termination or expiration of this Agreement, using the same or greater degree of care it uses with its own similarly most sensitive information (but in no event less than a reasonable degree of care) and not to use any such information for any purposes whatsoever other than the performance or receipt of Services or as expressly permitted by this Agreement. Without obtaining the written consent of the disclosing Party, each receiving Party shall not disclose any confidential information of the disclosing Party to any third party, except for any information that (if and to the extent the receiving Party can demonstrate that such information): (a) is or will be in the public domain (other than through the receiving Party’s unauthorized disclosure); (b) is under the obligation to be disclosed pursuant to the applicable laws or regulations, rules of any stock exchange, or orders of the court or other government authorities; (c) is independently developed by the receiving Party outside of this Agreement and without reference to or use of any confidential information of the disclosing Party; or (d) is rightfully obtained by the receiving Party from a third party with a duty of confidentiality, and except that the receiving Party may disclose confidential information of the disclosing Party to its affiliates, shareholders, directors, officers, employees, members, securities holders (including the respective direct or indirect beneficiary owners), contractors, legal counsels or financial, tax or other advisors (collectively, “Receiving Party Personnel”), provided that (i) the receiving Party shall advise its Receiving Party Personnel who may be exposed to confidential information of the disclosing Party of their obligations, and (ii) such Receiving Party Personnel shall be bound by the confidentiality obligations similar to those set forth in this Section 6.4. Without prejudice to the general principal set forth in the first and the second sentence in this Section 6.4, Party A agrees that it shall and shall cause its and its affiliates’ Receiving Party Personnel, to not leak, share, present, mix, combine or otherwise make the TH China Data, the Developed IP or any other confidential information received in connection with TH China Data Operations (in each case, whether the actual data/information received or in the form of aggregated, de-identified, or other derivative of such received data/information) available to any third party, including without limitation, the other clients of and the suppliers engaged by Party A from time to time, unless expressly approved by Party B in writing. Disclosure of any confidential information by the Receiving Party Personnel of a Party in breach of this Section 6.4 shall be deemed disclosure of such confidential information by such Party and such Party shall be held liable for breach of this Section 6.4.

6.5	Each Party acknowledges that, in the event the other Party breaches, or threatens to breach, its obligation under Section 1.2 or Section 6,4, then the non-breaching Party shall be entitled to seek an injunction, order of specific performance, or other equitable relief in any court of competent jurisdiction, without waiving any other remedies available to it at law or in equity.

7.	Representations and Warranties

7.1	Each Party hereby represents, warrants and covenants as follows:

(1)	It is a company legally established and validly existing in accordance with the laws of China;

(2)	It has taken all necessary corporate actions, obtained all necessary authorizations as well as all consents and approvals from third parties and government agencies (if required) for the execution, delivery and performance of this Agreement;

(3)	This Agreement constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms; and

(4)	It will comply with all applicable laws and regulations in connection with the performance of its obligations and the exercise of its rights under this Agreement.

7.2	NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, (I) THE TH CHINA DATA AND THE SERVICES ARE PROVIDED BY PARTY A ON AN “AS-IS” BASIS AND PARTY A MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE TH CHINA DATA OR ANY INFORMATION CONTAINED THEREIN, THE SERVICES OR ANY OTHER SUBJECT MATTER CONTEMPLATED BY THIS AGREEMENT, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND PARTY A SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR WITH RESPECT TO ANY SUCH MATTERS, AND (II) EACH PARTY ACKNOWLEDGES AND AGREES THAT PARTY A HAS NOT EVALUATED WHETHER THE ARRANGEMENTS CONTEMPLATED BY THIS AGREEMENT OR THE PERFORMANCE OF THE SERVICES COMPLIES WITH APPLICABLE LAW AND PARTY B SHALL BE SOLELY RESPONSIBLE FOR THE COMPLIANCE WITH APPLICABLE LAW BY THE ARRANGEMENTS CONTEMPLATED BY THIS AGREEMENT AND THE PERFORMANCE OF THE SERVICES.

8.	Term of Agreement

8.1	This Agreement shall become effective upon the execution by the Parties. Save for any early termination in accordance with the provisions of this Agreement or other agreements separately executed by the Parties, the term of this Agreement shall be five (5) years. Unless otherwise notified by either Party in writing no later than three (3) months prior to the expiration of the term, the term of this Agreement shall be automatically extended for another one (1) year upon expiration date.

8.2	This Agreement may be terminated by the mutual agreement by the Parties.

8.3	Party A may suspend the performance of the Services in the event that Party B fails to make payments in accordance with Section 5.

8.4	To the extent permitted by applicable PRC laws and regulations, upon the expiration or termination of this Agreement each Party shall return copies of all confidential information of the other Party to such other Party (except for TH China Data. Prior to the expiration or termination of this Agreement, the Parties will discuss in good faith to address ownership of TH China Data and delivery and transfer of copies of TH China Data in a manner that complies with applicable PRC laws and regulations. To the extent permitted by applicable PRC laws and regulations, within such time period as may be agreed by the Parties, Party A (i) shall transfer and deliver copies of TH China Data in the format agreed by the Parties and assign and transfer ownership of TH China Data to a third party in the PRC designated by Party B, and (ii) upon the completion of such transfer, delivery and assignment, shall no longer have any ownership of, or any right to use, any TH China Date. Party B shall, and shall cause it affiliates to, provide all support, assistance and cooperation necessary to facilitate, or reasonably requested by Party A in connection with, the completion of such transfer, delivery and assignment.

8.5	The rights and obligations of the Parties under Sections 6.1, 6.3, 6.4, 6.5, 8.4, 9, 10, 11, 12 and this Section 8.5 shall survive the termination of this Agreement.

9.	Governing Law and Resolution of Disputes

9.1	The execution, effectiveness, interpretation, performance, amendment and termination of this Agreement and the resolution of disputes hereunder shall be governed by the laws of PRC.

9.2	The Parties hereto agree that any dispute or controversy arising from or relating to the execution and performance of this Agreement shall be resolved by consultation between the Parties. If the dispute fails to be resolved within thirty (30) days of the notice from one Party requesting the consultation, the dispute shall be submitted by such Party to Shanghai International Economic and Trade Arbitration Commission for the confidential binding arbitration in Shanghai in accordance with its arbitration rules in force at the date of applying for arbitration. The Parties further agree that each Party in the arbitration shall bear its own costs and expenses for arbitration (including without limitation attorney fees).

The arbitral tribunal will have three (3) members. One (1) arbitrator shall be appointed by the claimant and one (1) arbitrator shall be appointed by the respondent. The two arbitrators appointed pursuant to the first sentence of this paragraph shall jointly select the third arbitrator. All proceedings in the arbitration shall be conducted in English. The Parties hereby agree that such arbitration awards shall be final and binding on all the Parties.

9.3	Upon the occurrence of any disputes arising from the interpretation and performance of this Agreement or during the pending arbitration of any dispute, except for the matters under dispute, the Parties shall continue to exercise their respective rights under this Agreement and perform their respective obligations under this Agreement.

10.	Indemnification and Limitation of Liability

10.1	Each Party shall defend, indemnify and hold harmless the other Party and its affiliates, shareholders and their affiliates and its and their respective officers, directors, employees, agents and representatives, from and against any third party claims, including, without limitation, suits, losses, damages, fees, expenses and costs (including attorneys’ fees) resulting from any such claims, to the extent arising out of or relating to its or its affiliates’ gross negligence or willful misconduct or fraud in connection with the performance of obligations or exercise of rights under this Agreement.

10.2	The Parties agree that Party B shall remain liable for all liabilities to TH China Customers relating to any TH China Data, the Services, TH China Data Operations or this Agreement, except to the extent arising out of or relating to gross negligence, willful misconduct or fraud of Party A. Party B shall defend, indemnify and hold harmless Party A and its affiliates, shareholders and their affiliates and its and their respective officers, directors, employees, agents and representatives, from and against any claims of TH China Customers or other third party claims, including, without limitation, suits, losses, damages, fees, expenses and costs (including attorneys’ fees) resulting from any such claims, to the extent arising out of or relating to any TH China Data, the Services, TH China Data Operations or this Agreement, except to the extent arising out of or relating to gross negligence, willful misconduct or fraud of Party A.

10.3	Except to the extent arising out of or relating to any gross negligence, willful misconduct or fraud of Party A, in no event shall Party A or its affiliates be liable to Party B, its affiliates or any third party for any special, indirect, punitive, exemplary, incidental or consequential damages whatsoever (including any loss of profits, revenues or savings) arising from any claim relating to TH China Data, the Services, TH China Data Operations or this Agreement, whether such claim is based upon warranty, contract, tort or otherwise, even if Party A has been advised, knows or should have known of the possibility of the same. Except to the extent arising out of or relating to any gross negligence, willful misconduct or fraud of Party A, in no event shall Party A’s aggregate liability arising out of or relating to this Agreement exceed the total of the Fees paid by Party B to Party A pursuant to this Agreement in the period preceding the event giving rise to the claim.

11.	Force Majeure

11.1	In the case of any force majeure events (“Force Majeure”) such as earthquakes, typhoons, floods, fires, flu, wars, terrorism, riots, strikes, epidemic, pandemic (except COVID-19), extraordinary elements of nature, quarantines, embargoes, or other similar governmental action, or any other events outside the reasonable control of a Party, which causes the failure of either Party to perform or completely perform this Agreement or perform this Agreement on time, the Party affected by such Force Majeure shall not be liable for such failure or delay (except for payment obligations). However, the Party affected by such Force Majeure shall give the other Party written notices without any delay, and shall provide details and related documents evidencing such event within fifteen (15) days after sending out such notice, explaining the reasons for such failure or delay of performance.

11.2	The Party so affected by the event of Force Majeure shall use reasonable efforts to minimize the consequences of such Force Majeure and to promptly resume performance hereunder whenever the causes of such excuse are cured. Should the Party so affected by the event of Force Majeure fail to resume performance hereunder when the causes of such excuse are cured, such Party shall be liable to the other Party.

11.3	In the event of Force Majeure, the Parties shall immediately consult with each other to find an equitable solution and shall use all reasonable endeavours to minimize the consequences of such Force Majeure.

12.	Notices

12.1	All notices and other communications required to be given pursuant to this Agreement or otherwise given in connection with this Agreement shall be delivered personally, or sent by registered mail, prepaid postage, a commercial courier service or email to the address of such Party set forth below. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

(1)	Notices given by personal delivery shall be deemed effectively given on the date of receipt at the address set forth below, or the date on which such notices are placed at the address set forth below;

(2)	Notices given by courier service, registered mail or prepaid postage shall be deemed effectively given on the date of receipt, refusal or return for any reason at the address set forth below;

(3)	Notices given by email shall be deemed effectively given on the date of successful transmission, provided that the sending Party has received a system message indicating successful transmission or has not received a system message within 24 hours indicating failure of delivery or return of email.

12.2	For the purpose of notices, the addresses of the Parties are as follows:

Party A: Pangaea Data Tech (Shanghai) Co., Ltd (盘古大陆数据科技（上海）有限公司)
Address:	47th Floor, Hong Kong New World Plaza, No. 300 Middle Huaihai Road, Huangpu District, Shanghai, China
Attn:	Peng Zhang
Email:	Canada_zp@hotmail.com

Party B: Tim Hortons (China) Holdings Co., Ltd. (天好（中国）投资有限公司)
Address:	Room 02, 25th Floor, No. 227 Huangpi North Road, Huangpu District, Shanghai, China
Attn:	Meng Wang
Email:	Meng.wang@timschina.com

12.3	A Party may at any time change its address for notices by a notice delivered to the other Party in accordance with the terms of this Section 12.

13.	Assignment

Without the other Party's prior written consent, neither Party shall assign its rights and obligations under this Agreement to any third party.

14.	Severability

In the event that one or several of the provisions of this Agreement are held to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any aspect. The Parties shall negotiate in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by laws and regulations and the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

15.	Amendments and Supplements

Any amendment, change and supplement to this Agreement shall be made in writing by both Parties. Any amendment agreement and supplementary agreement duly executed by the Parties hereto with regard to this Agreement shall constitute an integral part of this Agreement, and shall have equal legal validity as this Agreement.

16.	Waiver

No waiver or consent, express or implied, by a Party to or of any breach or default by the other Party in the performance by such other Party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Party of the same or any other obligations of such other Party hereunder. No single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce any right or power, shall preclude any other or further exercise thereof or the exercise of any other right or power.

17.	Successors

The terms of this Agreement shall be binding on the Parties hereto and their respective successors and permitted assigns, and shall be valid with respect to the Parties and each of their successors and permitted assigns.

18.	Remedies Cumulative

Unless expressly stated otherwise in this Agreement, all remedies provided for in this Agreement will be cumulative and in addition to, and not in lieu of, any other remedies available to a party hereto at law, in equity or otherwise.

19.	Entire Agreement

This Agreement (together with any other documents referred to herein or therein) constitutes the entire agreement between the Parties relating to the subject matters of this Agreement as of the date hereof, and supersedes any prior agreements, arrangement or understandings, whether oral or written, relating to such subject matters. The Parties may make revisions or supplement to this Agreement by mutual agreement.

20.	Further Assurance

Each Party shall, upon reasonable request of the other Party, provide all assistance and cooperation to the other Party to achieve the purposes of this Agreement, including by executing instruments and documents, assisting with recording and filing instruments and documents, providing reasonable information, and taking other actions in connection therewith.

21.	Language and Counterparts

This Agreement is written in English and Chinese, and the English version shall prevail if any discrepancy or inconsistency. This Agreement is made in two (2) copies and each Party shall have one (1) copy.

(Below is left blank intentionally)

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Business Cooperation Agreement as of the date first above written.

Party A:	Pangaea Data Tech (Shanghai) Co., Ltd (盘古大陆数据科技（上海）有限公司) (Company Seal)

By:	/s/ ZHANG Peng

Name:	ZHANG Peng

Title:	Legal Representative

[Signature Page to Business Cooperation Agreement]

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Business Cooperation Agreement as of the date first above written.

Party B:	Tim Hortons (China) Holdings Co., Ltd. (天好（中国）投资有限公司) (Company Seal)

By:	/s/ LU Yongchen

Name:	LU Yongchen

Title:	Legal Representative

[Signature Page to Business Cooperation Agreement]